Exhibit 99.1

October 29, 2020

IDACORP, Inc. Announces Third Quarter 2020 Results, Tightens 2020 Earnings Guidance Upward

BOISE--IDACORP, Inc. (NYSE: IDA) reported third quarter 2020 net income attributable to IDACORP of $102.0 million, or $2.02 per diluted share, compared with $89.9 million, or $1.78 per diluted share, in the third quarter of 2019. For the first nine months of 2020, IDACORP reported net income attributable to IDACORP of $199.9 million, or $3.95 per diluted share, compared with $185.7 million, or $3.68 per diluted share, in the first nine months of 2019.

“Strong customer growth at Idaho Power continues to be a significant driver of IDACORP's success, increasing 2.6% over the past twelve months. This growth, combined with higher transmission-related revenues resulting from wholesale market conditions, more than offset decreased commercial customer sales related to COVID-19," said IDACORP President and Chief Executive Officer Lisa Grow. "In addition, our company's continued focused efforts to manage operating expenses helped earnings this quarter. Results through the first nine months of this year have set us up for a solid finish to a challenging 2020.

"As I stated last quarter, I am immensely proud of our employees, who are honoring our commitment to safely provide reliable energy to our communities in these unprecedented times."

IDACORP tightened upward its previously reported full-year 2020 earnings guidance to the range of $4.55 to $4.65 per diluted share and is also reaffirming that Idaho Power does not expect to utilize any of the additional tax credits available under its Idaho earnings support regulatory mechanism nor to share revenue with Idaho customers in 2020. This guidance assumes normal weather conditions over the balance of the year and includes assumed levels of impact from COVID-19 as described in the paragraph below, which also acknowledges circumstances could change and impact results going forward.

Performance Summary

A summary of financial highlights for the periods ended September 30, 2020 and 2019 is as follows (in thousands, except per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net income attributable to IDACORP, Inc.	$102,031	$89,876	$199,910	$185,718
Average outstanding shares – diluted (000’s)	50,576	50,558	50,554	50,528
IDACORP, Inc. earnings per diluted share	$2.02	$1.78	$3.95	$3.68

The table below provides a reconciliation of net income attributable to IDACORP for the three and nine months ended September 30, 2020, from the same period in 2019 (items are in millions and are before related income tax impact unless otherwise noted).

	Three months ended		Nine months ended
Net income attributable to IDACORP, Inc. - September 30, 2019		$89.9		$185.7
Increase (decrease) in Idaho Power net income:
Customer growth, net of associated power supply costs and power cost adjustment mechanisms	3.9		10.8
Usage per retail customer, net of associated power supply costs and power cost adjustment mechanisms	0.3		0.3
Idaho fixed cost adjustment (FCA) revenues	(1.6)		(0.1)
Retail revenues per megawatt-hour (MWh), net of associated power supply costs and power cost adjustment mechanisms	(0.2)		(3.2)
Transmission wheeling-related revenues	4.4		(2.0)
Other operations and maintenance (O&M) expenses	4.4		7.3
Other changes in operating revenues and expenses, net	(0.4)		(1.3)
Increase in Idaho Power operating income	10.8		11.8
Non-operating income and expenses	(0.8)		0.7
Income tax expense	2.4		2.8
Total increase in Idaho Power net income		12.4		15.3
Other IDACORP changes (net of tax)		(0.3)		(1.1)
Net income attributable to IDACORP, Inc. - September 30, 2020		$102.0		$199.9

Net Income - Third Quarter 2020
IDACORP's net income increased $12.1 million for the third quarter of 2020 compared with the third quarter of 2019, primarily due to higher net income at Idaho Power. Customer growth increased operating income by $3.9 million in the third quarter of 2020 compared with the third quarter of 2019, as the number of Idaho Power customers grew by approximately 14,700, or 2.6 percent, during the twelve months ended September 30, 2020. Higher sales volumes on a per-customer basis increased operating income by $0.3 million in the third quarter of 2020 compared with the third quarter of 2019, as higher usage per residential and irrigation customer was mostly offset by decreased usage per commercial customer. Residential customers used more energy for cooling due to warmer weather in Idaho Power's service area and residential customers spending more time at home due to the COVID-19 public health crisis, which increased usage per residential customer by 3 percent in the third quarter of 2020 compared with the third quarter of 2019. Also, less precipitation in Idaho Power's service area during the third quarter of 2020 compared with the same quarter in 2019 led to a one percent increase in usage per irrigation customer for those periods. A decrease of 3 percent in usage per commercial customer in the third quarter of 2020 compared with the third quarter of 2019 was largely due to the economic impacts of COVID-19. The increase in sales volumes per residential customer was partially offset by the FCA mechanism (applicable to residential and small general service customers), which decreased revenues in the third quarter of 2020 by $1.6 million as compared with the third quarter of 2019.
During the third quarter of 2020, transmission wheeling-related revenues increased $4.4 million compared with the third quarter of 2019. Warmer weather in the southwest U.S. and California led to higher wholesale energy prices in those areas that increased wholesale energy market activity and wheeling volumes in the third quarter of 2020 compared with the third quarter of 2019. The increase in wheeling volumes was partially offset by an approximate 13 percent decrease in Idaho Power's open access transmission tariff rates during the period from October 1, 2019, to September 30, 2020, compared with the rates in effect from October 1, 2018, to September 30, 2019.

Other O&M expenses were $4.4 million lower in the third quarter of 2020 compared with the third quarter of 2019, partially due to Idaho Power's December 2019 exit from unit 1 of its jointly-owned North Valmy coal-fired power plant (North Valmy). Also, other O&M expenses decreased in the third quarter of 2020 compared with the third quarter of 2019 as a result of a decrease in labor-related costs from lower performance-based variable compensation accruals.
The decrease in income tax expense for the third quarter of 2020, compared with the third quarter of 2019, was primarily due to the tax deduction for bond redemption costs incurred in the third quarter of 2020 and other plant-related income tax return adjustments, partially offset by statutory taxes on greater 2020 pre-tax income and lower excess deferred income tax reversal.
Net Income - Year-to-Date 2020
IDACORP's net income increased $14.2 million for the first nine months of 2020 compared with the first nine months of 2019, primarily due to higher net income at Idaho Power. Customer growth increased operating income by $10.8 million in the first nine months of 2020 compared with the first nine months of 2019. Higher sales volumes on a per-customer basis increased operating income by $0.3 million in the first nine months of 2020 compared with the first nine months of 2019, as higher usage per irrigation and residential customer was offset by lower usage per commercial customer largely due to the impacts of the COVID-19 health crisis. Less precipitation in the Idaho Power service area during the first nine months of 2020 compared with the same period in 2019 contributed to a 10 percent increase in usage per irrigation customer. Also, usage per residential customer increased by 1 percent during the first nine months of 2020 compared with the first nine months of 2019. Compared with the same periods in 2019, an increase in usage by residential customer for cooling purposes in the second and third quarters of 2020 due to warmer weather and COVID-19 was partially offset by lower usage from the first quarter of 2020 caused by more moderate weather, which resulted in residential customers using less energy for heating during that period.

The net decrease in retail revenues per MWh decreased operating income by $3.2 million due to Idaho Power's share of higher net power supply costs in the first nine months of 2020 compared with the first nine months of 2019. The Idaho-jurisdiction PCA mechanism includes a cost or benefit ratio that allocates the deviations in certain net power supply expenses between customers (95 percent) and Idaho Power (5 percent). In the first nine months of 2019, net power supply expenses were reduced by significant wholesale energy sales. Higher wholesale energy prices during the first nine months of 2019 led to greater wholesale energy sales by Idaho Power, of which 95 percent benefited customers and 5 percent benefited Idaho Power under the PCA mechanism and were the primary cause of the variance in net retail revenues per MWh between the comparison periods.

During the first nine months of 2020, transmission wheeling-related revenues decreased $2.0 million compared with the first nine months of 2019, due mostly to Idaho Power's open access transmission tariff rates decreasing approximately 13 percent during the period from October 1, 2019, to September 30, 2020, as compared with the rates in effect from October 1, 2018, to September 30, 2019, and to a lesser extent due to lower transmission loss settlement rates in the first nine months of 2020 compared with the first nine months of 2019. These rate decreases were offset partially by an increase in wheeling volumes mostly from the higher regional wholesale market activity during the third quarter of 2020 noted above.

Other O&M expenses were $7.3 million lower in the first nine months of 2020 compared with the first nine months of 2019, primarily due to the temporary deferral of certain maintenance projects at Idaho Power's jointly-owned thermal generation plants. The timing of these projects is discretionary, and Idaho Power expects these projects to be completed in 2021. Also, other O&M expenses decreased in the first nine months of 2020 compared with the first nine months of 2019 as a result of Idaho Power's December 2019 exit from participation in unit 1 of its North Valmy plant, and lower labor-related costs, as described above. In July 2020, the IPUC issued an order granting Idaho Power the authority to defer unanticipated, emergency-related expenses due to the COVID-19 public health crisis, net of any cost savings, for possible recovery through future rates. As of September 30, 2020, Idaho Power had recorded a $0.7 million regulatory asset for its estimate of such costs, including higher bad debt expense, net of estimated savings in vehicle fuel, employee travel, and training.

The decrease in income tax expense for the nine months ended September 30, 2020, compared with the same period in 2019, was primarily due to the tax deduction for bond redemption costs incurred in the third quarter of 2020 and other plant-related income tax return adjustments, partially offset by statutory taxes on greater 2020 pre-tax income and lower excess deferred income tax reversal.

2020 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is tightening its earnings guidance estimate upward for 2020. The 2020 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	Current(1)	Previous(2)
IDACORP Earnings Guidance (per share)	$ 4.55 – $ 4.65	$ 4.45 – $ 4.65
Idaho Power Additional Amortization of ADITCs	No change	None
Idaho Power Revenue Sharing with Customers	None	N/A
Idaho Power Operating & Maintenance Expense	$ 345 – $ 355	$ 350 – $ 360
Idaho Power Capital Expenditures, Excluding Allowance for Funds Used During Construction	No change	$ 300 – $ 310
Idaho Power Hydropower Generation (MWh)	6.5 – 7.0	6.5 – 7.5
(1) As of October 29, 2020.
(2) As of July 30, 2020, the date of filing IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

To-date, Idaho Power has not experienced significant disruption to its business operations, critical supply chain shortages, or major declines in customer usage related to COVID-19, with the exception of decreases in commercial and industrial customer usage. The Governor of the State of Idaho has been executing on the State's plan to lift restrictions in stages since May 2020, and the government restrictions have since been more targeted to certain counties and cities in an effort to contain the spread of the virus. Idaho Power has taken a number of actions to protect its employees, customers, operations, and financial condition and liquidity in light of COVID-19. However, if circumstances associated with COVID-19 were to deteriorate more than Idaho Power anticipates in the company’s service area or nationally, resulting in increased or prolonged adverse economic impacts on our customers or important suppliers, Idaho Power could experience more substantial load declines, increases in uncollectible accounts, and supply chain challenges, which could affect financial projections and results and could require Idaho Power to use additional tax credits available under its Idaho earnings support mechanism to achieve earnings in the range set forth above. Although it is difficult to predict the long-term impact of weakened and evolving economic conditions due to the pandemic on Idaho Power's customers, and the associated potential impact to the earnings guidance range, as of today Idaho Power does not expect to utilize in 2020 any of the additional tax credits.

More detailed information on Idaho Power’s actions in response to COVID-19, as well as operational and financial risks associated with COVID-19, are described in IDACORP’s and Idaho Power’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission, which is also available for review on IDACORP’s website at www.idacorpinc.com.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on the company's website (www.idacorpinc.com), or by calling (800) 242-0681 for listen-only mode. There is no passcode required; simply request to be connected to the "IDACORP, Inc." call. The conference call logistics are also posted on the company's website and will be included in the company's earnings news release. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/conference-calls. A replay of the conference call will be available on the company's website for a period of 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power began operations in 1916 and employs approximately 2,000 people to serve a 24,000-square-mile service area in southern Idaho and eastern Oregon. Idaho Power’s goal of 100% clean energy by 2045 builds on its long history as a clean-energy leader providing reliable service at affordable prices. With 17 low-cost hydropower projects at the core of its diverse energy mix, Idaho Power’s more than 580,000 residential, business, and agricultural customers pay among the nation's lowest prices for electricity. To learn more about IDACORP or Idaho Power, visit www.idacorpinc.com or www.idahopower.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by
IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance and estimated key operating and financial metrics, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "continues," "could," "estimates," "expects," "guidance," "intends," "potential," "plans,"
"predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the effect of decisions by the
Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission that impact Idaho Power's ability to recover costs and earn a return on investments; (b) changes to or the elimination of Idaho Power's regulatory cost recovery mechanisms; (c) the impacts of the COVID-19 pandemic on the global and regional economy and on Idaho Power's employees, customers, contractors, and suppliers, including on loads and revenues, uncollectible accounts, transmission revenues, and other aspects of the economy and the companies' business; (d) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area, the loss or change in the business of significant customers, or the addition of new customers, and their associated impacts on loads and load growth, and the availability of regulatory mechanisms that allow for timely cost recovery through customer rates in the event of those changes; (e) abnormal or severe weather conditions, including conditions and events associated with climate change, wildfires, droughts, earthquakes, and other natural phenomena and natural disasters, which affect customer sales, hydropower generation levels, repair costs, service interruptions, liability for damage caused by utility property, and the availability and cost of fuel for generation plants or purchased power to serve customers; (f) advancement of self-generation, energy storage, energy efficiency, alternative energy sources, and other technologies that may reduce Idaho Power's sale or delivery of electric power or create power reliability challenges; (g) acts or threats of terrorist incidents, other malicious acts, social unrest, acts of war, cyber-attacks, the companies' failure to secure data or to comply with privacy laws or regulations, security breaches, and the disruption or damage to the companies' business, operations, or reputation resulting from such events and related litigation or penalties; (h) the expense and risks associated with capital expenditures for, and the permitting and construction of, utility infrastructure that Idaho Power may be unable or unwilling to complete or may not be deemed prudent by regulators for cost recovery; (i) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydropower facilities; (j) the ability to acquire fuel, power, and transmission capacity under reasonable terms, particularly in the event of unanticipated power demands, lack of physical availability, transportation constraints, climate change, or a credit downgrade; (k) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission systems may constrain resources or cause Idaho Power to incur repair costs and purchase replacement power or lease transmission at increased costs; (l) accidents, fires (either affecting or caused by Idaho Power facilities or infrastructure), explosions, and mechanical breakdowns that may occur while operating and maintaining Idaho Power assets, which can cause unplanned outages, reduce generating output, damage the company assets, operations, or reputation, subject Idaho Power to third-party claims for property damage, personal injury, or loss of life, or result in the imposition of civil, criminal, and regulatory fines and penalties for which Idaho Power may have inadequate insurance coverage; (m) the increased purchased power costs and operational challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (n) failure to comply with state and federal laws, regulations, and orders, including new interpretations and enforcement initiatives by regulatory and oversight bodies, which may result in penalties and fines and increase the cost of compliance, and the cost of remediation; (o) changes in tax laws or related regulations or new interpretations of applicable laws by federal, state, or local taxing jurisdictions, and the availability of tax credits; (p) adoption of, changes in, and costs of compliance with laws, regulations, and policies relating to the environment, natural resources, and threatened and endangered species, and the ability to recover associated increased costs through rates; (q) the inability to obtain or cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydropower facilities; (r) failure to comply with mandatory reliability and security requirements, which may result in penalties, reputational harm, and operational changes; (s) the impacts of economic conditions, including inflation, interest rates, supply costs, population growth or decline in Idaho Power's service area, changes in customer demand for electricity, revenue from sales of excess power, credit quality of counterparties and suppliers, and the collection of receivables; (t) the ability to obtain debt and equity financing or refinance existing debt when necessary and on favorable terms, which can be affected by factors such as credit ratings, volatility or disruptions in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies' past or projected financial performance; (u) changes in the method for determining LIBOR and the potential replacement of LIBOR and the impact on interest rates for IDACORP's and Idaho Power's credit facilities; (v) the ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk, and the failure of any such risk management and hedging strategies to work as intended; (w) changes in actuarial assumptions, changes in interest rates, and the actual and projected return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities and the companies' cash flows; (x) the assumptions underlying the coal mine reclamation obligations at Bridger Coal Company and related funding requirements, and the remediation costs associated with planned exits from participation in Idaho Power's co-owned coal plants; (y) the ability to continue to pay dividends based on financial performance and in light of credit rating considerations, contractual covenants and restrictions, and regulatory limitations; (z) Idaho Power's concentration in one industry and one region and the lack of diversification, and the resulting exposure to regional economic conditions and regional legislation and regulation; (aa) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the impact of an aging workforce and retirements, the cost and ability to attract and retain skilled workers and third-party vendors, and the ability to adjust the labor cost structure when necessary; and (bb) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new U.S. Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Jordan Rodriguez
Director of Investor Relations & Treasury	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-2460
JForsberg@idacorpinc.com	JRodriguez@idahopower.com

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